Exhibit 10.8
AMENDED AND RESTATED
WILSON BANK AND TRUST
EXECUTIVE SALARY CONTINUATION AGREEMENT
     THE AGREEMENT, made and entered into this 7 day of October, 2002, by and between Wilson Bank and Trust, a Tennessee commercial bank (hereinafter called “Bank”), and H. Elmer Richerson (hereinafter called the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Executive has been and continues to be a valued executive of the Bank and is now serving the Bank; and
     WHEREAS, it is the consensus of the Board of Directors that the Executive’s services to the Bank in the past have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Bank and in bringing it to its present status of operating efficiency, and its present position in its field of activity; and
     WHEREAS, the experience of the Executive, his knowledge of the affairs of the Bank, his reputation and contacts in the industry are so valuable that assurance of his continued services is essential for the future growth and profits of the Bank and it is in the best interests of the Bank to arrange terms of continued employment for the Executive so as to reasonably assure his remaining in the Bank’s employment during his lifetime or until the age of retirement; and
     WHEREAS, it is the desire of the Bank that his services be retained as herein provided; and
     WHEREAS, the Executive is willing to continue in the employ of the Bank provided the Bank agrees to pay to him or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth:
     WHEREAS, the Bank and the Executive are parties to an Executive Salary Continuation Agreement dated the 30th day of March, 1995 between Wilson Bank and Trust and H. Elmer Richerson that provides for the payment of certain benefits. This Amended and Restated Executive Salary Continuation Agreement and the benefits provided hereunder shall replace and supercede the existing Executive Salary Continuation Agreement and the benefits provided thereby;
     ACCORDINGLY, it is the desire of the Bank and the Executive to enter into this agreement under which the Bank will agree to make certain payments to the Executive at retirement or his beneficiary in the event of his premature death while employed by the Bank; and

     FURTHERMORE, it is the intent of the parties hereto that this agreement be considered an unfunded arrangement maintained primarily to provide supplemental benefits for the Executive, as a member of a select group of management or highly compensated employees of the Bank for purposes of the Employee Retirement Income Security Act of 1974.
     NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:
EMPLOYMENT
1.	The Executive is an employee at will of the Bank. Except as otherwise expressly provided herein, this Agreement does not alter or affect the Executive’s employment relations with the Bank. Nothing contained herein shall be construed as conferring up on the Executive the right to be retained as an employee of the Bank. The Executive agrees to serve the Bank, under the direction of the Board of Directors, faithfully, diligently, competently and to the best of his abilities.
FRINGE BENEFITS
2.	The salary continuation benefits provided by this agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits except as set forth hereinafter.
RETIREMENT DATE
3.	(a)	If Executive remains in the continuous employ of the Bank, he shall retire from active employment with the Bank as of the December 31st nearest his sixty-fifth (65th) birthday, unless by action of the Board of Directors his period of active employment shall be shortened or extended.

	(b)	Early Retirement Date shall mean a retirement from service, which is effective prior to the Retirement Date set forth in Subparagraph 3(a) herein, provided the Executive has attained age fifty-five (55).
RETIREMENT BENEFIT
4.	(a)	Upon retirement the Bank in accordance with Paragraph 3(a) and subject to Paragraph 4(b) and 8, commencing with the first day of the month following the date of such retirement, shall pay Executive an annual benefit equal to sixty percent (60%) of the

Executives salary and bonus at the time of retirement, less fifty percent (50%) of the Executive’s social security and one hundred percent (100%) of the Bank’s portion of the Executive’s 401(k) and profit sharing payable in equal monthly installments (of 1/12 of the annual benefit) for a period of one hundred eighty (180) months.
(i)	If the Executive retires early as set forth in Subparagraph 3(b), and subject to Paragraph 4(b) and 8, commencing with the first day of the month following the date of the Executive’s sixty-fifth (65th) birthday, the Bank shall pay Executive an annual benefit equal to Sixty percent (60%) of the Executives salary and bonus at the time of early retirement, less fifty percent (50%) of the Executive’s social security at age sixty-five (65) and one hundred percent (100%) of the Bank’s portion of the Executive’s 401(k) and one hundred percent (100%) of profit sharing assuming a seven percent (7%) growth to Executive’s age sixty-five (65) annuitized (assuming a 15 year annuity), payable in equal monthly installments (of 1/12 of the annual benefit) for a period of one hundred eighty (180) months.
(b)	The Executive’s Retirement Benefit as provided for in Paragraph 4(a) and 4(a)(i) shall be reduced if the Bank’s average return on assets is below one percent (1%) upon Executive’s termination of service. Average return on assets shall be calculated from the effective date of this Agreement to the Executive’s termination of service. Return on assets for this purpose shall be the return on assets of the Bank as defined and disclosed in the Bank’s annual report. If the Bank’s average return on assets during the term of this agreement is below one percent (1%) then the benefit due to the Executive under Paragraph 4(a) shall receive a certain percentage of such benefit in accordance with the following schedule:

Average	Percentage
Return on Assets	of Benefits
1% or greater	100%
0.90% - 0.99%	90%
0.80% - 0.89%	80%
0.70% - 0.79%	70%
Below 0.70%	0%

DEATH BENEFIT
5.	In the event of the Executive’s death, this Agreement shall terminate and no death benefits shall be payable hereunder.
DISABILITY BENEFIT PRIOR TO RETIREMENT
6.	In the event the Executive should become disabled while actively employed by the Bank at anytime after the effective date of this Agreement but prior to retirement or early retirement, the Bank will pay an annual benefit equal to sixty percent (60%) of the Executives salary and bonus at the time of disability, payable in equal monthly installments (of 1/12 of the annual benefit) for a period of one hundred eighty (180) months. “Disabled” for purposes of this Paragraph 6 shall mean the Executive’s medically determined physical or mental impairment which qualified him for disability benefits as determined by the Social Security Administration. The said monthly payments shall begin the first day of the third month following the month that the Executive becomes disabled.
OTHER TERMINATION OF EMPLOYMENT
7.	(a)	In the event that the Executive’s employment shall terminate for any reason other than death, disability (as defined in Paragraph 6) or retirement (in accordance with Paragraph 3), by his voluntary action or his discharge by the Bank without cause, the Bank shall pay to the Executive the vested portion of his accrued liability retirement account paid in a lump sum within thirty (30) following said termination of employment.

	(b)	In the event the Executive shall be discharged by the Bank for cause, then all of the Executive’s rights under this Agreement shall terminate and he shall forfeit all benefits under this Agreement. For purposes of this Paragraph 7(b), “for cause” shall mean gross negligence or willful misconduct, the commission of a felony or gross-misdemeanor involving moral turpitude, fraud, dishonesty, embezzlement, willful violation of any law or any other behavior or act that results in any adverse effect on the Bank as may be determined by the Bank in its sole discretion.
VESTING
8.	Except for such benefits provided in Paragraphs 5 and 6, the Executive shall vest in the benefits which are the subject of this Agreement in accordance with the schedule listed in Exhibit 1 to this Agreement. The Executive will be credited with a year of participation for each anniversary thereafter of the effective date of this Agreement as set forth in Paragraph 22 herein, for which the Executive remains in the employ of the Bank.
BENEFIT ACCOUNTING
9.	The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary federal regulators. The Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued.
PARTICIPATION IN OTHER PLANS
10.	The benefits provided hereunder shall be in addition to Executive’s annual salary as determined by the Board of Directors, and shall not affect the right of Executive to participate in any current or future Bank Retirement Plan, group insurance, bonus, or in any supplemental compensation arrangement which constitutes a part of the Bank’s regular compensation structure.
NON-COMPETE
11.	The payment of benefits under this Agreement shall be contingent upon the Executive’s not engaging in any activity that directly or indirectly competes with the Bank’s interests for a period of three (3) years commencing on the date the Executive’s employment with the Bank is terminated, within Wilson, Davidson, Sumner, Trousdale, Smith, DeKalb, Cannon, Rutherford and Williamson counties in the State of Tennessee; provided, however, that the Bank shall not be entitled to injunctive enforcement of the non-compete provisions of this Paragraph 11, its sole remedy for a violation by the Executive of the non-compete provisions of this Paragraph 11 being the right to cease the payments of benefits under this Agreement. In the event there is a change of control as defined in Paragraph 12, the provisions of this Paragraph 11 shall not apply, and the Executive shall be entitled to the payment of benefits as set forth in Paragraph 12.
CHANGE OF CONTROL
12.	The Bank agrees that if there is a change in control of the ownership of the Bank or its parent company, Wilson Bank Holding Company, permits its business activities to be taken over by any other organization, or ceases its business activities or terminates its existence, the Executive will then be considered to be vested in one hundred percent (100%) of the retirement benefit to be paid to the Executive pursuant to Paragraph 4(a) or 4(a)(i) above and shall not be subject to any reduction as provided for in Paragraph 4(b) and shall not be subject to the non-compete provisions in

Paragraph 11. For purposes of this Paragraph 12, “change of control” means that 50% or more of the outstanding common stock of the Bank or Wilson Bank Holding Company shall be held by persons who did not hold such stock immediately prior to the transaction or series of related transactions in which such stock was acquired by such person or persons, unless such shares were acquired in an underwritten public offering. In the event the Executive suffers a termination of service subsequent to a Change of Control, the Executive shall be entitled to the benefits set forth in Subparagraph 4(a)(i) assuming that the Executive was employed by the Bank until age fifty-five (55) or, if the Executive suffers a termination of service subsequent to a Change of Control and the Executive is older than fifty-five (55), then the percentage of the Executive’s salary and bonus shall be determined from the Executive’s salary and bonus at said time of termination. All other reductions set forth in said Subparagraph 4(a)(i) shall be determined to the Executive’s age sixty-five (65). Said benefits shall commence thirty (30) days following said termination of service.
ALIENABILITY
13.	It is agreed that neither the Executive nor his/her spouse nor any designated beneficiary, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be non- assignable and non-transferable; and, in the event of any attempted assignment or transfer, the Bank shall have no further liability hereunder.
RESTRICTIONS ON FUNDING
14.	The Bank shall have no obligation to set aside earmark, or entrust any fund or money with which to pay its obligations under this Agreement. The Bank reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and determine the extent, nature, and method of such funding.
GENERAL ASSETS OF THE BANK
15.	The rights of the Executive under this Agreement and of any beneficiary of the Executive shall be solely those of an unsecured creditor of the Bank. If the Bank shall acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that neither the Executive nor any beneficiary of the Executive shall have any right with respect to, or claim against, such policy or other asset. Such policy or asset shall not be deemed to be held under any trust for the benefit of the Executive or his beneficiaries or to be held in any way as collateral security for the fulfilling of the obligations of the Bank under this Agreement. It shall be, and remain a general, unpledged unrestricted asset of the Bank and the Executive or any of his beneficiaries shall not have a greater claim to the insurance policy or other assets, or any interest in either of them, than any other general creditor of the Bank.
CLAIMS PROCEDURE
16.	(a)	In the event that benefits under this Agreement are not paid to the Executive (or his beneficiary in the case of the Executive’s death), and such person feels entitled to receive them, a claim shall be made in writing to the Board of Directors of the Bank within sixty (60) days from the date payments are not made. Such claim shall be reviewed by the Board of Directors of the Bank and the Bank. If the claim is denied, in full or in part, the Board of Directors of the Bank shall provide a written notice within ninety (90) days setting forth the specific reasons for denial specific reference to the provisions of this Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim, if any. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired.

If a claim is denied and a review is desired, the Executive (or his beneficiary in the case of the Executive’s death), shall notify the Board of Directors of the Bank in writing within sixty (60) days [and a claim shall be deemed denied if the Plan Administrator does not take any action within the aforesaid ninety (90)-day period]. In requesting a review, the Executive or his beneficiary may review this Agreement or any documents relating to it and submit any written issue and comments he or she may feel appropriate. In its sole discretion the Plan Administrator shall then review the claim and provide a written decision within sixty (60) days. This decision likewise shall state the specific provisions of the Agreement on which the decision is based.

	(b)	For purposes if implementing this claims procedure, the Board of Directors of the Bank shall be responsible for the management, control, and administration of the Agreement as established herein. The Bank may delegate to certain aspects of the management and operation responsibilities of the Agreement including the employment of advisors and the delegation of ministerial duties to qualified individuals.

AMENDMENT
17.	The Agreement may be amended in whole or in part from time to time by the Bank. However, any modification to this Agreement must be in writing.
INTERPRETATION
18.	The Bank, acting in good faith, shall have reasonable discretion to interpret this Agreement. The Bank’s interpretation and actions hereunder, if made in the exercise of good faith discretion and not in an arbitrary and capricious manner, shall be conclusive and binding upon all persons for all purposes. Unless the Board of Directors of the Bank determines otherwise regarding the interpretation of this Agreement or the review of claims pursuant to Paragraph 16, the Chairman of the Board shall interpret this agreement and review any claim acting on behalf of the Bank. Neither the Bank nor any of its officers, employees or members of the Board of Directors (including the Chairman of the Board) shall be liable to the Executive or any other person for any action taken in connection with the interpretation of the Agreement.
HEADINGS
19.	Headings and subheadings of this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.
APPLICABLE LAW
20.	The validity and interpretation of this Agreement shall be governed by the laws of the State of Tennessee.
BINDING EFFECT
21.	Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to benefit of the Executive and the Bank and their respective successors and permitted assigns.
EFFECTIVE DATE
22.	The effective date of this Agreement shall be March 30, 1995.
SUPERSEDE AND REPLACE
23.	This Agreement shall supersede the Executive Salary Continuation Agreement dated the 30th day of March, 1995, and shall constitute the entire agreement of the parties pertaining to this particular Amended and Restated Executive Salary Continuation Agreement.
     IN WITNESS WHEREOF, Wilson Bank and Trust has caused this Agreement to be signed in its corporate name by its duly authorized officer, and attested by its Secretary, and the Executive has hereunto set his hand, all on the day and year first above written.

WILSON BANK AND TRUST
Lebanon, TN

	By:	/s/ Randall Clemons
	Title:	CEO

ATTEST:

/s/ Becky F. Taylor Secretary

/s/ H. Elmer Richerson

H. Elmer Richerson

EXHIBIT 1
VESTING SCHEDULE

YEAR(S) OF	AMOUNT OF RETIREMENT BENEFIT
PARTICIPATION	IN WHICH VESTING OCCURS
1	6%
2	12%
3	18%
4	24%
5	30%
6	36%
7	42%
8	48%
9	54%
10	60%
11	66%
12	72%
13	78%
14	84%
15	90%
16	96%
17 and thereafter	100%